Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mercantil Bank Holding Corporation of our report dated March 12, 2018, except for the effects of the revision discussed in Note 10 to the consolidated financial statements, as to which the date is June 15, 2018, and except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is October 4, 2018 relating to the financial statements, which appears in Mercantil Bank Holding Corporation Registration Statement on Form S-1.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

October 5, 2018